Exhibit 10.39

ASSET ENTITIES INC.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

March 27, 2025

Kyle Fairbanks

100 Crescent Ct, 7th Floor

Dallas, TX 75201

Re:	Employment Terms

Dear Kyle:

Asset Entities Inc. (the “Company”) is pleased to offer you the position of Executive Vice-Chairman and Chief Marketing Officer on the following terms.

Effective as of the Effective Date (as defined below), you will be responsible for duties that are customary for an executive vice-chairman and chief marketing officer of a company like the Company, including, but not limited to, assisting the Executive Chairman in the performance of his duties and responsibilities, assuming the duties of the Executive Chairman in his absence, monitoring the implementation of the Company’s strategies, planning and implementing the Company’s marketing strategy, directing the Company’s marketing campaigns, and overseeing branding strategies. You will report to the Executive Chairman and the Board of Directors. Your work will be performed remotely with occasional in-person meetings as the Company may from time to time request. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of the Effective Date, for the period beginning on the day following the date of the termination of our previous letter, dated April 21, 2022, and ending on the end of the Term (as defined below), your salary will be $240,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule, and you will be eligible to receive an annual cash bonus as determined by the Board of Directors. On the Effective Date, you will receive a cash bonus of $10,000.

Subject to the approval by the Company’s stockholders of an amendment to the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Common Stock”) available for grants of Awards (as defined in the Plan) under the Plan, and further subject to the approval of the Board or the Compensation Committee, you will be granted an award of shares of Common Stock under the Plan in an amount to be determined by the Board or the Compensation Committee pursuant to a restricted stock award agreement (the “Award Agreement”). The Shares will vest equally over two (2) years on each anniversary of the Award Agreement provided you remain in continuous service with the Company, as described in the applicable Award Agreement. Upon a change of control of the Company, all of the Shares will vest immediately. The Award Agreement will also contain non-competition and non-solicitation provisions.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As of the Effective Date, the Company will provide you with standard indemnification and directors’ and officers’ insurance.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must comply with the Employee Confidential Information and Inventions Assignment Agreement, dated as of November 13, 2023, between you and the Company, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

The term of employment under this agreement shall commence on April 1, 2025 (the “Effective Date”) and shall continue until the two (2)-year anniversary of the Effective Date unless terminated earlier as hereinafter provided in this agreement, or unless extended, on these or different terms, by mutual written agreement of you and the Company (the “Term”). You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. The Company may terminate your employment for “cause” by written notice to you. As used herein, “cause” shall mean (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti-retaliation policies; (g) material breach of this agreement; (h) the consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of your duties to the Company; (i) failure to execute the duties and responsibilities of the officer position which you hold; (j) a breach or default of your obligations to the Company or under this Agreement; or (k) excessive absenteeism other than for reasons of illness. Upon the Company’s termination of you without cause, the Company will pay you a separation fee of $240,000.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, return it to us by April 1, 2025, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this agreement will become effective as of the Effective Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Gaubert
Michael Gaubert, Executive Chairman

Understood and Accepted:

/s/ Kyle Fairbanks	March 27, 2025
Kyle Fairbanks	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement